Exhibit 99.01

Financial Contact: John Riley
GoRemote Internet Communications
(408) 955-1920
investor@GoRemote.com

Media Contact: Bethany Sebra
GoRemote Internet Communications
(408) 965-1127
bsebra@GoRemote.com

GoRemote Announces Third Fiscal Quarter 2005 Financial Results

Managed Broadband Services Deliver Fifty-one Percent of Quarterly Revenue

MILPITAS, Calif., - September 8, 2005 - GoRemote Internet Communications, Inc. (Nasdaq: GRIC), a leading provider of secure managed broadband network services, announced that its revenues for the third quarter of 2005 were $11.0 million, compared with $12.5 million in the three-month period ended July 31, 2004.  Net loss in the third quarter of 2005 was $1.8 million, or $0.04 per share, compared with net loss of $4.0 million, or $0.10 per share, in the three-month period ended July 31, 2004.  Overall gross margin was 56 percent in the third quarter of 2005, compared with 59 percent in the three-month period ended July 31, 2004.   GoRemote had $18.5 million in cash, cash equivalents and short-term investments and no debt on July 31, 2005.

“Our solid growth in managed broadband revenues for the sixth sequential quarter continued to partially offset declining legacy dial-up revenues.  For the first time, our quarterly broadband revenues surpassed our dial-up revenues, representing a critical transition point in our business,” said Tom Thimot, President and CEO.  “Although I am not satisfied with the level of our total revenues last quarter, I am very excited that we continue to have success being selected by new customers such as Hallmark and Stride Rite to deliver our leading broadband solutions to address their mission critical needs.   Over the next few quarters, we plan to increasingly focus our investments and sales efforts on capturing a greater share of the large and growing market for managed broadband services.”

Solid Portfolio of Customers and Channel Partners

GoRemote’s portfolio of customers and channel partners includes some of the world’s largest and best-known Global 2000 and Fortune 1000 enterprises, many of which are leaders in their industries and market segments.  GoRemote’s growing roster of worldwide customers and partners includes AT&T, Boeing, Bridgestone Firestone,

Equant, Lockheed Martin Corp., MCI, Merrill Lynch, Novartis, Philip Morris USA, Procter & Gamble, Schering-Plough, Stanley Works, T-Systems GmbH, VeriSign and many others.

Growing Broadband Revenues

GoRemote increased the percentage of its revenues that are generated from broadband services in the third quarter of 2005.  Approximately $5.6 million or 51 percent of GoRemote’s revenues were generated from broadband services in the third quarter of 2005 as compared to 43 percent in the prior quarter.  Broadband revenues during the prior five fiscal quarters were as follows:  $3.4 million (Q2 2004, ending April 30); $4.1 million (Q3 2004, ending July 31); $4.3 million (Q4 2004, ending October 31); $4.7 million (Q1 2005, ending January 31); and $5.2 million (Q2 2005, ending April 30, 2005).  In addition, the Company reported that more than 67 percent of its revenues came from monthly subscriptions or from customer commitments, a ten percent increase from the prior quarter.

As of July 31, 2005 the Company was managing 31,746 active broadband endpoints for customers.  The Company defines a broadband endpoint as a unique fixed location assigned to either a branch facility or a unique teleworker.  The average monthly revenue earned per endpoint associated with the Company’s installed base in the third quarter was $59.  The majority of the Company’s installed base of endpoints were teleworkers as of July 31, 2005.  However, the Company reported that of its backlog of approximately 3,100 endpoints, approximately 84% were orders for branch office managed services.  Backlog consists of committed, but not yet installed broadband endpoints.  Committed endpoints are either subject to a firm purchase order or a contractual minimum commitment fee that cannot be cancelled.  The Company expects the average monthly revenue per branch endpoint in its backlog, once deployed, will be in the range of approximately $95 to $105.

The Company reported that deferred revenues decreased by approximately $190,000 during the third quarter of 2005.  During the quarter, the Company activated fewer net new broadband endpoints than in the prior quarter.  This decrease was due to the shift in the mix of new broadband orders received for teleworker solutions to branch office products and services.  Since branch office products and services are typically mission-critical and generally more highly integrated into corporate networks, the Company indicated that it is experiencing a longer time lag between receipt of orders and deployment of new endpoints.  Because deferred revenues grow when the Company receives the fees related to the implementation services it charges its broadband customers in advance for service activation, the shift in new order composition from teleworker to branch office has caused a decline in the Company’s deferred revenue balance.  The Company believes this decline will be short term in nature and is caused by its current focus on implementation of its large branch office backlog.

The GoRemote Global Network includes an aggregated broadband footprint of thousands of mobile broadband access points around the globe as well as DSL and cable coverage throughout North America and the United Kingdom.   The GoRemote Global Network includes more than 30,000 wired access locations worldwide in over 150 countries and territories.  Following today’s newly announced partnership with T-Mobile Hotspot, GoRemote will also be able to offer its customers broadband access from more than 30,000 unique Wi-Fi access points in 58 countries.

“Last quarter we experienced a loss in our EBITDA of approximately $1.2 million, which was directly related to the decline in our dial-up revenues.  This result was principally driven by our previously projected loss of dial-up business from Fiberlink, both a competitor and customer,” said Daniel Fairfax, CFO.  “In response to our declining dial-up revenues we continue to assess the most cost effective way to operate our dial-up based network.  We expect to move additional work to our lower cost Bangalore, India facility as we have over the past three quarters. We continue to believe that the fundamental strength of our business model, with its recurring revenue streams and low capital requirements, positions us well for an improvement in EBITDA in the future.    Although we expect our broadband revenues to continue growing in the current quarter, we are not currently projecting positive EBITDA for the current quarter.”

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  The Company’s management believes that EBITDA is helpful to investors as it is an indicator frequently used by investors to evaluate enterprises such as GoRemote.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between GoRemote and other companies.  EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles, and should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance.

BUSINESS OUTLOOK

The statements by Tom Thimot and Daniel Fairfax, and the Company’s statements about revenue trends, backlog, expected monthly revenue per endpoint, deferred revenue and other elements of business outlook, are forward-looking statements that involve many risks and uncertainties. Our ability to project future results is inherently uncertain.  Factors that could cause such statements to be inaccurate include our ability to execute on our marketing and sales strategies, the success of our outsourcing strategy, trends in the managed broadband services market, the rate of decline of demand for dialup services, and other risks discussed in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Future Results.”

Following the publication of its quarterly earnings release, GoRemote will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At the same time, GoRemote will keep its earnings release publicly available on its Web site (www.GoRemote.com). As of today, GoRemote has not provided an outlook for future periods.

Towards the end of each fiscal quarter, GoRemote will observe a “Quiet Period” when it no longer publishes or updates information about GoRemote’s current expectations. During the Quiet Period GoRemote representatives will not comment concerning GoRemote’s financial results or expectations. The Quiet Period begins on the first day of the last month of each fiscal quarter and continues until the day when GoRemote publishes its next earnings release.

GoRemote’s fourth fiscal quarter began August 1 and will end on October 31, 2005.  As a result, the Quiet Period for the fourth fiscal quarter of 2005 will begin October 1, 2005 and end when we announce our results for that quarter.

ABOUT GOREMOTE

GoRemote Internet Communications, Inc. (NASDAQ: GRIC) is a leading provider of secure managed broadband network services, enabling customers to achieve best-of-breed network security and to increase critical business application performance, while reducing capital and operating expenses associated with their network. GoRemote provides a comprehensive portfolio of secure managed broadband network solutions for branch office and retail environments, teleworkers/home offices and mobile workforces. The GoRemote Global Network™, after adding the T-Mobile Hotspots, will include more than 60,000 wired and wireless access points in more than 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1 408 955 1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker, GoRemote Branch Office, GoRemote Global Network, GoRemote Revolution, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners.

GoRemote Internet Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31, 2005	October 31, 2004
Assets

Cash, cash equivalents and short-term investments	$18,460	$18,021
Accounts receivable, net	6,063	7,243
Inventory	104	119
Other current assets	3,431	2,150

Total current assets	28,058	27,533

Property and equipment, net	1,781	1,694
Goodwill	21,612	21,612
Purchased intangible assets	3,158	3,876
Other assets	1,242	1,182

Total Assets	$55,851	$55,897

Liabilities and Stockholders’ Equity

Accounts payable	$6,572	$6,571
Accrued restructuring	172	434
Deferred revenue	4,620	2,741
Other current liabilities	2,456	2,468

Total current liabilities	13,820	12,214

Deferred revenue, less current portion	1,161	1,305
Restructuring accrual, less current portion	284	416

Total stockholders’ equity	40,586	41,962

Total Liabilities and Stockholders’ Equity	$55,851	$55,897

GoRemote Internet Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004

Revenues	$10,952	$12,513	$34,958	$37,313

Costs and expenses:

Cost of revenues	4,810	5,131	14,436	15,150
Network and operations	2,198	2,365	6,647	6,392
Research and development	635	1,151	1,733	3,212
Sales and marketing	2,911	5,761	9,078	15,253
General and administrative	1,921	1,642	5,000	4,651
Amortization of stock-based compensation & intangibles	257	483	823	1,298
Restructuring charge (benefit)	—	—	60	—
Total costs and expenses	12,732	16,533	37,777	45,956

Loss from operations	(1,780)	(4,020)	(2,819)	(8,643)

Other income (expense), net	78	29	156	80

Operating loss before income taxes	(1,702)	(3,991)	(2,663)	(8,563)

Provision for income taxes	66	27	116	83

Net loss attributable to common stockholders	$(1,768)	$(4,018)	$(2,779)	$(8,646)

Basic and diluted net loss per share	$(0.04)	$(0.10)	$(0.07)	$(0.22)

Shares used in basic and diluted per share calculation	41,740	40,885	41,556	38,548

RECONCILIATION OF NET LOSS TO EBITDA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004

Net loss attributable to common stockholders	$(1,768)	$(4,018)	$(2,779)	$(8,646)

Provision for income taxes	66	27	116	83
Interest income and other	(78)	(29)	(156)	(80)
Depreciation and amortization	339	312	932	1,063
Amortization of intangibles	236	401	718	1,067

EBITDA	$(1,205)	$(3,307)	$(1,169)	$(6,513)